Exhibit 32

SECTION 1350 CERTIFICATIONS

This Report on Form 10-Q for the quarter ended June 30, 2014 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in this Report fairly presents, in all material respects, the financial condition and results of operations of Ameriana Bancorp as of and for the period covered by the report.

Date: August 7, 2014	By:	/s/ Jerome J. Gassen
		Name:	Jerome J. Gassen
		Title:	President and Chief Executive Officer

Date: August 7, 2014	By:	/s/ John J. Letter
		Name:	John J. Letter
		Title:	Executive Vice President – Treasurer and
Chief Financial Officer